Exhibit 16

June 18, 1999


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Qwest Communications International Inc. and, under the date of February 2, 1999, we reported on the consolidated financial statements of Qwest Communications International Inc. and subsidiaries as of December 31, 1998 and 1997 and for each of the years ended in the three-year period ended December 31, 1998. On June 11, 1999 we notified the Company that we would be unable to continue as the Company's certifying accountants due to our lack of independence. We have read Qwest Communications International Inc.'s statements included under Item 4 of its Form 8-K filed June 18, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with Qwest Communications International Inc's statement as to the recommendation by the audit committee of the board of directors or selection of the new certifying accountants.

Very truly yours,

KPMG LLP